SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

DOVER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Notice Of Annual Meeting Of Stockholders

March 15, 2002

TO THE STOCKHOLDERS:

      Please take notice that the Annual Meeting of Stockholders of DOVER CORPORATION will be held at the 1st Floor Conference Room #107, Wilmington Trust Company, 1100 North Market Street, Rodney Square North, Wilmington, Delaware 19801, on April 23, 2002, at 10:00 A.M., for the following purposes:

      1. To elect nine directors; and

      2. To transact such other business as may properly come before the meeting.

      Only holders of record of the outstanding common stock at the close of business on February 28, 2002 are entitled to notice of and to vote at the meeting or any adjournments thereof.

By authority of the Board of Directors,

ROBERT G. KUHBACH

Secretary

      Dover is pleased to offer its stockholders the choice of voting their shares by returning the enclosed proxy by mail or via a toll-free telephone number. Instructions for voting by these two alternatives are printed on the enclosed proxy card.

DOVER CORPORATION

PROXY STATEMENT

General

      This statement is furnished to the stockholders of Dover Corporation (hereinafter called the “Company” or “Dover”), whose principal executive offices are at 280 Park Avenue, New York, NY 10017, in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders (the “Meeting”) to be held on April 23, 2002 or any adjournments thereof, for the purposes set forth in the notice of meeting. Dover will pay the reasonable and actual costs of soliciting proxies, but no amount will be paid to any officer or employee of Dover or its subsidiaries as compensation for soliciting proxies. In addition to solicitation by mail, Dover has retained Morrow & Co. to solicit brokerage houses and other custodians, nominees or fiduciaries and to send proxies and proxy material to the beneficial owners of such shares, at a cost not to exceed $12,000. This statement and the proxy form are being first sent to the stockholders on or about March 15, 2002.

      As of the close of business on February 28, 2002, the record date for determining stockholders eligible to vote at the Meeting, Dover had outstanding 202,673,851 shares of common stock. Each share of common stock is entitled to one vote on all matters.

      Dover will provide to each person solicited herein, on the written request of any such person, a copy of Dover’s 2001 Annual Report on Form 10-K including the financial schedules thereto, filed with the Securities and Exchange Commission, all without charge (except that the Company may charge for any exhibit). A request for the Form 10-K should be directed to the Corporate Secretary at Dover’s office, 280 Park Avenue, New York, NY 10017. A copy of the Form 10-K (without exhibits) may also be obtained from Dover’s internet website, http://www.dovercorporation.com. No materials on the Company’s website are part of this proxy statement.

      The shares covered by each proxy will be voted for the election of the nine nominees for director or their substitutes as indicated below unless directed otherwise in the proxy in which case the shares will be voted as directed. The proxy also grants discretionary authority to the persons named as proxies in connection with other matters that may properly come before the Meeting to the full extent allowed by the rules under the Securities Exchange Act of 1934, as amended.

      Abstentions and broker non-votes will be included in determining whether a quorum exists at the Meeting. The election of directors requires a plurality of shares of common stock present in person or by proxy at the Meeting and entitled to vote thereon. Stockholders may not cumulate their votes. In determining whether a proposal specified in the notice of meeting has received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as votes against the proposal, except with respect to the election of directors where abstentions and broker non-votes will result in the respective nominees receiving fewer votes but will have no effect on the outcome of the vote.

      A person giving a proxy by mail or by telephone may revoke it at any time before it is exercised, by giving written notice to the Secretary of Dover at the address referred to above or by attending the Meeting and requesting in writing the cancellation of the proxy.

Security Ownership of Certain Beneficial Owners and Management

      Set forth below is the ownership, as of February 28, 2002 (except as otherwise stated), of the number of shares and percentage of Company common stock beneficially owned by: (i) each Director and nominee for Director, (ii) each Executive Officer listed in the compensation table, (iii) all Directors, nominees and Executive Officers of Dover as a group and (iv) all persons or entities beneficially owning more than 5% of the outstanding Company common stock. Unless otherwise indicated, the business address for all Directors and Executive Officers is c/o Dover Corporation, 280 Park Avenue, New York, NY 10017.

	Number of Shares(1)		Percentage

David H. Benson	14,800	(2)	*

Lewis E. Burns	493,559		*

Jean-Pierre M. Ergas	21,100	(3)	*

Roderick J. Fleming	12,800		*

Kristiane C. Graham	1,808,992	(4)	*

Ronald L. Hoffman(10)	6,607		*

James L. Koley	29,200	(5)	*

Richard K. Lochridge	6,850		*

Thomas L. Reece	969,523	(6)	*

Bernard G. Rethore(11)	2,350		*

Gary L. Roubos	348,126	(7)	*

David S. Smith(12)	28,268		*

Michael B. Stubbs	265,638	(8)	*

Jerry W. Yochum	207,760		*

Directors and Executive Officers as a Group	5,007,149		2.5

Capital Group International, Inc.	11,255,690	(9)	5.6
11100 Santa Monica Blvd
Los Angeles, CA 90025

*	Less than one percent.

(1)	Includes shares which are (a) owned by officers in the Company’s Retirement Savings Plan, totaling 135,253 shares as of December 31, 2001 and (b) subject to options exercisable within 60 days for the following persons: Mr. Burns, 179,015 shares; Mr. Hoffman, 6,438 shares; Mr. Reece, 683,216 shares; Mr. Roubos, 21,610 shares; Mr. Yochum, 161,479 shares; and all Directors and Executive Officers as a group, 1,584,129 shares.

(2)	Includes 1,000 shares held by his spouse.

(3)	Includes 11,500 shares held by a limited partnership of which Mr. Ergas is the Managing General Partner.

(4)	Includes 1,001,868 shares held by foundations of which Ms. Graham is a director, 304,960 shares held by a corporation of which Ms. Graham is a director, 98,700 shares held in various trusts of which she is a co-trustee sharing voting and investment powers and in which she disclaims any beneficial ownership interest, 1,910 shares held as custodian for a minor and 550 shares held by her spouse.

(5)	Includes 1,000 shares held by his spouse and 7,800 shares held by a retirement plan as to which Mr. Koley is a co-trustee and beneficiary.

(6)	Includes 75,410 shares held by his spouse.

(7)	Includes 99,434 shares held by his spouse and 14,497 shares held by a limited liability company as to which he disclaims any beneficial interest.

(8)	Includes 500 shares held by his spouse as to which Mr. Stubbs disclaims beneficial ownership, 17,500 shares held by a family trust, and 182,632 shares held by trusts of which Mr. Stubbs is a co-trustee and various members of his immediate family are beneficiaries. Excludes 2,428,728 shares held by trusts of which Mr. Stubbs or members of his immediate family are beneficiaries.

(9)	Capital Group International Inc. is the parent holding company of Capital Guardian Trust Company, Capital International Limited, Capital International SA and Capital International Research and Management, Inc., each of which beneficially owns some of these shares of Dover common stock as investment manager or investment advisor to its various clients.

(10)	Mr. Rudolf Herrmann elected to retire on December 31, 2001, and was succeeded by Mr. Ronald Hoffman as President and Chief Executive Officer of Dover Resources, Inc. Mr. Hoffman was elected a Vice President of Dover Corporation at a Board meeting held on February 14, 2002.

(11)	Mr. Bernard Rethore was elected to the Board at a Board meeting held on November 1, 2001.

(12)	Mr. Smith joined Dover Corporation as Vice President, Finance and Chief Financial Officer in March 2000 and is included in the Summary Compensation Table this year.

1. ELECTION OF DIRECTORS

      The persons named as proxies will vote the shares covered by a proxy for the election as directors of the nine nominees listed below unless directed otherwise in the proxy, in which case the shares will be voted as directed. Votes may be cast only for the nominees listed below. If any such nominee for election is not for any reason a candidate for election at the Meeting, an event which management does not anticipate, the proxies will be voted for a substitute nominee or nominees as may be designated by the Board of Directors and for the others named below. Directors will be elected by a plurality of the votes cast. All the nominees are presently directors. Each director elected at the Meeting will serve until the election and qualification of his or her successor.

      Mr. Roderick Fleming has advised the Board that he does not wish to be considered for re-election in 2002. Mr. Fleming’s decision to decline nomination for re-election is not related to any disagreement or conflict with the Board or the Company.

		Year First
	Business Experience for Past Five Years,	Became
Name and Age	Positions with Dover, and other Directorships	Director

David H. Benson 64	Senior Advisor, Fleming Family & Partners (September, 2001); Chairman, Charter European Trust Plc. (financial management); Chairman of The Charities Official Investment Fund; formerly Vice Chairman of The Kleinwort Benson Group, Plc.; Director of The Rouse Company (real estate development), Daniel Thwaites Plc. (beverage manufacturer), B. G. Plc. (British gas company) and Murray International Investment Trust (since October 1999; financial management).	1995

Jean-Pierre M. Ergas 62	Chairman and Chief Executive Officer, BWAY Corporation (since January 2000; steel manufacturer); previously Executive Vice President, Europe, Alcan Aluminum Limited (from 1996 through 1999; aluminum manufacturer); Director of ABC Rail Products Corporation (rail equipment manufacturer) and Brockway Standard Holdings Corporation (container manufacturer).	1994

Kristiane C. Graham 44	Private Investor.	1999

		Year First
	Business Experience for Past Five Years,	Became
Name and Age	Positions with Dover, and other Directorships	Director

James L. Koley 71	Chairman, Koley Jessen, P.C. (law firm); Chairman of the Board of Directors of Arts-Way Manufacturing Co., Inc. (agricultural manufacturer).	1989

Richard K. Lochridge 58	President, Lochridge & Company, Inc. (management consulting firm); Director of The Lowe’s Company, Inc. (home improvement retailer); PETsMART (pet supplies retailer) and John H. Harland Company (financial marketing services).	1999

Thomas L. Reece 59	Chairman of the Board (since May 1999), President and Chief Executive Officer of Dover.	1993

Bernard G. Rethore 60	Chairman of the Board Emeritus, Flowserve Corporation (fluid transfer and control equipment and services); previously Chairman (from July 1997 to April 2000), Chief Executive Officer (from July 1997 to December 1999) and President (from October 1998 to July 1999), Flowserve Corporation; Chairman (1997), President and Chief Executive Officer (from 1995 to 1997) BW/ IP, Inc. (which merged into Flowserve Corporation in July 1997); Director of Maytag Corporation (major appliances), Belden, Inc., (specialty wires and cables) and Amcast Industrial Corporation (technology intensive metal products).	2001

Gary L. Roubos 65	Retired Chairman of the Board of Dover (through May 1999); Director of ProQuest Company (information management) and Omnicom Group, Inc. (advertising).	1976

Michael B. Stubbs 53	Private Investor; Director of Moore-Handley, Inc. (wholesale hardware distributor).	1999

      During 2001, the Board of Directors held four regular meetings and two special meetings. The Board has three standing committees, namely an Audit Committee, a Compensation Committee and an Executive Committee. In 2001, no Director attended fewer than 75% of the meetings of the Board of Directors and meetings of the standing committees of which he or she was a member except that Jean-Pierre M. Ergas attended four Board of Directors meetings and Roderick J. Fleming attended three Board of Directors meetings.

      The Audit Committee is composed of five directors who are not employees of the Company. The functions of the Audit Committee consist of recommending annually to the Board of Directors the appointment of the independent auditors; reviewing with management and such auditors the audit plan and results of the auditing engagement; and reviewing management’s program for ensuring the adequacy of Dover’s system of internal accounting controls. See Audit Committee Report beginning on page 14. In 2001, the Audit Committee held three meetings. The members of the Audit Committee are James L. Koley (Chairman), David H. Benson, Roderick J. Fleming, Gary L. Roubos and Michael B. Stubbs.

      The Compensation Committee is composed of three directors who are not employees of the Company. The Compensation Committee approves compensation for executive officers, grants, awards and payouts under the stock option plan and performance program, approves changes to the compensation plans and supervises the administration of the compensation plans. See Compensation Committee Report beginning on page 11. In 2001, the Compensation Committee held two meetings. The members of the Compensation Committee are Richard K. Lochridge (Chairman), Jean-Pierre M. Ergas and Kristiane C. Graham.

      The Executive Committee is composed of four directors. The Executive Committee is generally empowered to act unanimously on behalf of the Board and meets or otherwise takes action on an as needed basis between the regularly scheduled quarterly Board meetings. The Executive Committee did not meet during 2001. The members of the Executive Committee are Gary L. Roubos (Chairman), Jean-Pierre M. Ergas, James L. Koley and Thomas L. Reece.

Directors’ Compensation

      Management directors receive no compensation for services as a director or as a member of any Committee. Under the Dover 1996 Non-Employee Directors’ Stock Compensation Plan (the “Directors’ Plan”), non-employee directors are granted 2,000 shares of the Company’s common stock per year as their primary compensation for serving as directors. If any director serves for less than a full calendar year, the number of shares to be granted to that director for the year is adjusted pro rata. For 2001, each non-employee director received 2,000 shares, except Mr. Bernard G. Rethore who joined the Board in November 2001 and accordingly received 500 shares. Each non-employee director received a fee of $2,000 for serving on any of the Board Committees and also received $1,500 for each Board or Committee meeting attended.

      Each non-employee director may serve as a director of one of the Company’s four independent subsidiary Boards, in which case he or she receives $1,500 for each subsidiary company board meeting attended. During 2001, David H. Benson, Kristiane C. Graham, James L. Koley and Michael B. Stubbs received $1,500, $3,000, $3,000 and $3,000, respectively, for attending such subsidiary board meetings.

      James L. Koley is Chairman of Koley Jessen, P.C., a Nebraska law firm which from time to time performs legal services on behalf of Dover.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The Summary Compensation Table below shows all remuneration paid by Dover and its subsidiaries to the Chief Executive Officer and the four other most highly paid executive officers for services in all capacities for each of the three calendar years ended December 31, 2001.

		Annual			Long-term
		Compensation(1)			Compensation

						Awards	Payouts

				Other	Restricted	Securities	Long-term	All
				Annual	Stock	Underlying	Incentive	Other
Name and				Compensation	Award(s)	Options	Plan	Compensation
Principal Position	Year	Salary	Bonus	($)(2)	($)(3)	(#)(4)	Payouts(5)	(6)

Thomas L. Reece	2001	$941,250	$472,000	$	$	195,101	$822,323	$8,400
Chairman, President and Chief	2000	920,000	1,250,000			165,073	1,265,485	8,200
Executive Officer of Dover	1999	850,000	1,100,000			85,280	427,442	8,000

Lewis E. Burns	2001	580,000	371,000		339,000	50,789	410,433	6,825
Vice President of Dover;	2000	550,000	420,000			45,854	731,338	8,200
Director and President of Dover	1999	510,000	410,000			22,265	875,770	8,000
Industries, Inc.

Rudolf J. Herrmann	2001	530,000	325,000			—	—	6,825
Vice President of Dover;	2000	500,000	340,000			39,893	—	4,200
Director and President of Dover	1999	480,000	310,000			18,786	191,536	7,000
Resources, Inc.

David S. Smith	2001	443,750	270,000	40,757		42,300	164,726	8,400
Vice President, Finance and	2000	337,346	300,000	40,757	997,813	85,254	126,750	—
Chief Financial Officer	1999	N/A	N/A			N/A	N/A	N/A
of Dover

Jerry W. Yochum	2001	565,000	316,000	106	485,380	49,476	89,114	9,770
Vice President of Dover;	2000	535,000	410,000			44,707	736,147	13,770
Director and President	1999	490,000	390,000			21,453	667,984	13,570
of Dover Diversified, Inc.

(1)	Compensation deferred at the election of the named executive officers is included in the category (e.g. salary, bonus, LTIP payouts) and year that it would otherwise have been reported had it not been deferred. The bonus amount is determined as described in the Compensation Committee Report beginning on page 11 of this proxy statement. Cash bonuses for the calendar years shown have been listed for the year earned, and are generally paid in February of the following calendar year. Bonuses for 2001 paid to certain officers listed in this table were awarded under the Company’s Executive Officer Annual Incentive Plan (the “Incentive Plan”). Perquisites and other personal benefits paid to each officer in each instance aggregated less than $50,000 or 10% of total salary plus bonus, and accordingly are omitted from the table.

(2)	Includes (i) with respect to Mr. Yochum, that portion of interest above market rate (which is determined by the SEC to be in excess of 12% of the applicable long-term treasury rate) credited in 2001 on compensation voluntarily deferred by him and (ii) with respect to Mr. Smith, the amortization of a loan of $203,787 used to make open market purchases of 5,000 shares of Dover common stock, as required by his employment arrangements with the Company in connection with his receipt of 10,000 shares of restricted stock on March 13, 2000. This loan is being amortized by the Company at the rate of $40,757 per annum.

(3)	Mr. Burns and Mr. Yochum were each granted restricted stock awards on November 1, 2001 in recognition of their efforts in the successful disposition of businesses in their operating groups. The dollar values of the restricted stock awards to Mr. Burns and Mr. Yochum were calculated by multiplying the number of shares awarded by the closing market price of Dover common stock (as reported on the New York Stock Exchange-Composite Transactions) on the date of grant of $33.90. As of December 31, 2001, the aggregate restricted stock holdings of Mr. Burns and Mr. Yochum were 10,000 shares and 14,318 shares respectively and the dollar values of these restricted stock holdings were $370,700 and $530,768 respectively, determined by multiplying the number of shares by the closing market price of $37.07 on December 31, 2001. Both Mr. Burns and Mr. Yochum shall vest in the restricted stock award granted above and all restrictions shall lapse with respect to 5,000 shares and 7,159 shares respectively on November 1, 2002 and with respect to the remaining 5,000 shares and 7,159 shares respectively on November 1, 2003. During the restricted period, Mr. Burns and Mr. Yochum shall have the right to receive any dividends declared and other distributions paid with respect to their restricted shares as such are declared and paid to stockholders with respect to common stock of the Company generally.

In connection with his employment arrangement, Mr. Smith was granted 15,000 shares of restricted stock on February 10, 2000 and a further 10,000 shares of restricted stock on March 13, 2000. The aggregate dollar value of the restricted stock grants to Mr. Smith was calculated by multiplying the number of shares granted by the closing market price of Dover common stock (as reported on the New York Stock Exchange- Composite Transactions) of $39.1875 on February 10, 2000 and $41 on March 13, 2000. As of December 31, 2001, the aggregate restricted stock holdings of Mr. Smith was 25,000 shares and the dollar value of his restricted stock holdings was $926,750, determined by multiplying the number of shares by the closing market price of $37.07 on December 31, 2001. As to the 15,000 shares of restricted stock granted on February 10, 2000, Mr. Smith shall vest in and restrictions shall lapse in 5,000 share increments at the end of the first, second and third anniversaries of the grant date. As to the 10,000 shares of restricted stock granted on March 13, 2000, Mr. Smith shall vest in and all restrictions shall lapse on the fifth anniversary of the grant date. During the restricted period, Mr. Smith shall have the right to receive any dividends declared and other distributions paid with respect to his restricted shares as such are declared and paid to stockholders with respect to common stock of the Company generally.

(4)	Awards shown are generally for services performed in the calendar year indicated but were granted in February of the following year. Mr. Smith’s 2000 award of 85,254 option shares is comprised of 46,565 option shares awarded in February 2000 as part of his employment arrangement and 38,689 option shares awarded in February 2001 for services performed in 2000. The 2001 awards for Messrs. Reece and Smith include 4,417 shares and 470 shares, respectively, to compensate for salary reductions taken by them (along with a number of other executives) during 2001. Mr. Reece’s 2001 award also includes 20,000 shares in light of his substantially reduced bonus for 2001, and in recognition of his leadership of the Company during a very difficult year.

(5)	The payout amount is determined as described under Long-Term Incentive Plan Awards for Calendar Year 2002 on page 9. Amounts shown represent payouts for the three-year performance period ended with the year shown.

(6)	Represents Company contributions to the Dover Corporation Retirement Savings Plan, Company payments to other defined contribution plans and Company paid life insurance premiums on split dollar term life insurance. For 2001, these amounts are detailed as follows:

		Other
	Dover	Defined
	Retirement	Contribution	Insurance
Name	Savings Plan	Plans	Premiums	Total

T. L. Reece	$8,400	$—	$—	$8,400

L. E. Burns	6,825	—	—	6,825

R. J. Herrmann	6,825	—	—	6,825

D. S. Smith	8,400	—	—	8,400

J. W. Yochum	4,200	—	5,570	9,770

Incentive Programs

      The Company has an Incentive Stock Option Plan and Cash Performance Program (the “Performance Plan”), adopted in 1995 (replacing a similar plan which expired in January 1995), which provides for stock options and restricted stock (in special circumstances) coordinated with cash performance awards. At the time of grant, allocations are made such that of each combined award, greater emphasis is given to cash performance awards at the operating level, and greater emphasis is given to stock options at the corporate level. Information on current grants and cash performance awards is given below. For payouts on prior awards under this program see the Summary Compensation Table on page 6.

Option Grants In Last Calendar Year

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise		Grant Date
	Options	Employees in	Price		Present
Name	Granted(#)(1)	Calendar Year	($/Share)	Expiration Date	Value($)(2)

Thomas L. Reece	165,073	8	$41	February 8, 2011	$2,367,147

Lewis E. Burns	45,854	2	41	February 8, 2011	657,546

Rudolf J. Herrmann	39,893	2	41	February 8, 2011	572,066

David S. Smith	38,689	2	41	February 8, 2011	554,800

Jerry W. Yochum	44,707	2	41	February 8, 2011	641,098

(1)	All options shown were granted in 2001 for services performed in 2000 and correspond to the awards shown in the Summary Compensation Table for 2000. The options become exercisable on February 8, 2004. The awards made in February 2002 with respect to services performed in 2001 are shown in the Summary Compensation Table for 2001 on page 6.

(2)	The grant date present values were determined using the Black-Scholes option pricing model applied as of the grant date. The assumptions used in applying this model were: expected life of 6 years; expected dividend yield of 1.18%; average stock price volatility of 30.24% and a risk-free interest rate of 5.05%, which represents the approximate yield of a zero coupon Treasury Bond on the date of grant with a maturity date similar to the assumed exercise period. This resulted in a discounted per share value of $14.34 (34.98% of the option price). The valuation model was not adjusted for risk of forfeiture or any vesting or transferability restrictions of the options, all of which would reduce the value of the options if factored into the calculation. The Black-Scholes model generates a theoretical value based on the assumptions stated above and this value is not intended to be used for predicting the future prices of the Company’s common stock nor is there any assurance that the theoretical value or any other value will be achieved. The actual value of the options will depend on the future performance of the Company’s common stock, the overall market conditions and the executive officer’s continued service with the Company. The value ultimately realized by the executive officer will depend on the amount by which the market price of the Company’s common stock on the date of exercise exceeds the exercise price.

Aggregated Option Exercises In Last Calendar Year And Year-End Option Values

			Number of Securities
			Underlying		Value of Unexercised
			Unexercised Options at		In-The-Money Options at
	Shares		Year End(#)		Year End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas L. Reece	—	$—	448,085	485,484	$6,510,136	$660,039

Lewis E. Burns	57,672	1,464,484	153,193	93,941	2,459,502	—

Rudolf J. Herrmann	—	—	132,035	82,167	2,084,189	—

David S. Smith	—	—	—	85,254	—	—

Jerry W. Yochum	—	—	137,262	90,377	2,199,703	—

(1)	Calculated by determining the difference between the exercise price and the average of the high and low market price of Dover common stock (as reported on the New York Stock Exchange-Composite Transactions) for the exercise dates or December 31, 2001, as the case may be. The average of the high and low market price on December 31, 2001 was $37.165.

Long-Term Incentive Plan Awards For Calendar Year 2002

			Estimated Future
		Performance or	Payouts Under
		Other Period	Non-Stock
	February 2002	Until Maturation	Price Based
Name	Award	or Payout	Plans(1)

Thomas L. Reece	$414,000	2002-2004	$414,000

Lewis E. Burns	469,800	2002-2004	469,800

Rudolf J. Herrmann	—	2002-2004	—

David S. Smith	102,600	2002-2004	102,600

Jerry W. Yochum	457,650	2002-2004	457,650

(1)	The actual cash payout at the end of the three-year performance measurement period will be equal to the award amount multiplied by a percentage which is derived from a performance matrix, or table, which uses two performance parameters: (1)(a) real (inflation adjusted) growth in earnings per share, or (b) real growth in operating earnings; and (2)(a) return on equity, or (b) return on investment. Parameters (1)(a) and (2)(a) apply to Mr. Reece, Mr. Smith and other corporate officers and parameters (1)(b) and (2)(b) apply to the other three listed officers and those participating officers at independent subsidiaries and operating companies.

      There is no payout if growth in earnings is not achieved; there is no payout if return on equity or return on investment is less than 10 percent. Moreover, the earnings in the base year (the year preceding the award year) from which earnings growth is measured may not be less than an amount equal to 10 percent of equity or 10 percent of invested capital.

      There is a $2 million limit on the amount of any annual individual payout, and the aggregate payout at each appropriate business unit may not exceed an amount equal to 30% of the average annual nominal earnings increase over the three-year performance period. The same plan is applied to three separate “Business Units” as follows: (a) the entire company for corporate officers, (b) the market segment subsidiaries for their respective officers, and (c) operating businesses for their respective officers.

      Given the foregoing, the range of payouts is large. Earned payouts may not exceed 1,562%. For the past three years, the amounts shown in the Payout Column of the Summary Compensation Table represent percentage payouts from 0% to 365.8% of the award given three years prior to the year of the payout. Given this range, it is difficult to forecast the required estimates called for by this column; the amounts shown above, payable in February 2005, represent payouts at the 100% level on the aforementioned matrix. This could be achieved with real average annual earnings growth of 7% and a Return on Investment/ Return on Equity of 13% over the three-year performance period, or various other similar combinations of growth and return on investment. Actual payouts for the three-year performance period ended December 31, 2001 (shown on the Summary Compensation Table, on page 6) were: Mr. Reece 237.7%, Mr. Burns 104.1%, Mr. Smith 158.5% and Mr. Yochum 24.1%.

Retirement Plans

      Dover has a number of defined benefit and defined contribution pension plans covering substantially all employees of the Company and its domestic and foreign subsidiaries. Dover also has unfunded supplemental executive retirement plans and other similar unfunded retirement programs (“SERPs”) which provide supplemental retirement benefits for eligible employees including certain officers of Dover and its subsidiaries. These supplemental plans basically extend retirement benefits to cover compensation not covered by underlying qualified plans because of Federal statutory limitations. Pursuant to those plans, payments will be made at the appropriate time (e.g., retirement) to such officers and other plan participants.

      Benefits under various defined benefit and defined contribution plans and related SERPs are based generally upon (i) final average compensation, defined as the highest 60 months of compensation out of the last 120 months and (ii) the years of benefit service. The following table sets forth the aggregate estimated annual benefits payable upon normal retirement pursuant to the Company’s retirement plans.

Pension Plan Table

	Years of Service

Final Average Compensation	15	20	25	30	35

800,000	240,000	320,000	400,000	480,000	480,000
900,000	270,000	360,000	450,000	540,000	540,000
1,000,000	300,000	400,000	500,000	600,000	600,000
1,100,000	330,000	440,000	550,000	660,000	660,000
1,200,000	360,000	480,000	600,000	720,000	720,000
1,300,000	390,000	520,000	650,000	780,000	780,000
1,400,000	420,000	560,000	700,000	840,000	840,000
1,500,000	450,000	600,000	750,000	900,000	900,000
1,600,000	480,000	640,000	800,000	960,000	960,000
1,700,000	510,000	680,000	850,000	1,020,000	1,020,000
1,800,000	540,000	720,000	900,000	1,080,000	1,080,000
1,900,000	570,000	760,000	950,000	1,140,000	1,140,000
2,000,000	600,000	800,000	1,000,000	1,200,000	1,200,000

      Compensation for plan purposes includes salary and annual bonus but excludes any payments or stock option or restricted stock awards under the Performance Plan. Generally, vesting of pension benefits occurs after completion of five years of employment subsequent to age 18. The table above shows the estimated annual benefit payable upon retirement on a straight life annuity basis to persons in the specified remuneration and years of service classifications. The years of covered employment for eligible persons named in the Summary Compensation Table are: Mr. Reece 36, Mr. Burns 42, Mr. Herrmann 13 and Mr. Yochum 18. All of these persons are vested. The benefit amounts listed in the table include the annuitized portion of the defined contribution accumulation attributable to Company contributions and one half of the social security benefits to which the covered employee may be entitled.

Deferred Compensation Plan

      Effective August 1, 2001, Dover adopted a deferred compensation plan as a means whereby the Company may afford a select group of management or highly compensated employees with an opportunity to defer to a future year the receipt of certain compensation that, absent such election, would have otherwise been paid. The plan is intended to be an unfunded, nonqualified deferred compensation plan, where the individual participants are responsible for their own investment choices. Amounts deferred are credited with the earnings or losses of hypothetical investments designated by plan participants. The Company has established a grantor trust (“Trust”) with The Bank of New York as the trustee thereof, to hold certain amounts deferred under the plan. In certain instances, the assets of the Trust become subject to claims of the general creditors of the Company.

Change of Control Provisions

      The Company has agreements with Mr. Reece and other officers including those shown on the Summary Compensation Table designed to encourage each such officer to continue to carry out his duties with the Company in the event of a potential change of control of the Company. For purposes of these agreements, a “change of control” occurs generally when (a) a person becomes beneficial owner of 20% or more of the Company’s common stock, (b) as a result of a business combination or tender offer, a majority of the Board of Directors changes, or (c) the stockholders approve a merger or other business combination, as a result of which the Company ceases to be an independent public company. The agreements provide that if within eighteen months following a change of control of the Company the officer’s employment is terminated either by the Company for other than “cause” or “disability” or by such officer for “good reason” (all as defined in the agreements), then such officer will receive a lump sum payment equal to three times the highest base salary and annual bonus (but not any award under the Performance Plan or any other compensation) received by such officer in any of the most recent five years. The severance amounts to be paid may be subject to reduction if the officer, at the time of termination, is within 36 months from his normal retirement age. In addition, upon termination, all cash performance awards outstanding will immediately vest and be paid to the officer and all stock options will immediately vest and become exercisable. Also, in the event of a change of control, the present value of certain unfunded deferred compensation plans, including the Company’s SERP plans, will be paid immediately to such officers in a lump sum.

      The Internal Revenue Code of 1986, as amended (the “Code”), imposes certain excise taxes on, and limits the deductibility of, certain compensatory payments made by a corporation to or for the benefit of certain individuals if such payments are contingent upon certain changes in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation, and have an aggregate present value of more than three times the individual’s annualized includable compensation for the base period, as defined in the Code. Although Dover payments would not be expected to reach this amount in most cases, if an individual became subject to the excise taxes, the Company would gross-up the individual’s payments to make him or her whole.

Compensation Committee Report On Executive Compensation

      The Compensation Committee (the “Committee”) of the Board of Directors is composed entirely of independent outside directors. The Compensation Committee approves compensation for executive officers, grants, awards and payouts under the stock option plan and performance program and compensation plan changes, and supervises the administration of the compensation plans. From time to time, most recently in 2000, the Committee reviews studies conducted by its independent compensation consultant as to the competitiveness of the Company’s overall executive compensation program. The results of those reviews are reflected in this report.

A. Executive Compensation Policy

      The Committee’s basic overriding compensation principle is that compensation at the corporate level, the independent subsidiary level, and at the operating president level should generally be linked to Dover’s total return to stockholders and should be competitive with other comparable companies. The Committee also believes that all compensation, i.e., annual, medium-term and long-term, should be closely aligned to the performance of the business over which the executive has the most control. This is done annually through salaries and bonuses, on a medium-term basis through three-year payout cash performance awards, and on a long-term basis through stock options. The relative “mix” of medium-term and long-term opportunity is adjusted in accordance with the breadth of the executive’s responsibility across the organization, with increasingly larger percentages allocated to long-term reward potential through stock options in the case of those persons who are in positions to most materially affect the profitability and growth of the Company. In early 1999, the Performance Plan was amended to also allow the Committee to make restricted stock awards, with voting and dividend rights, that vest up to five years after grant. Restricted stock is generally not awarded except in connection with special or unusual circumstances. Cash performance awards and stock option grants are generally made on an annual basis although stock option grants can be made quarterly based on individual circumstances. However, to provide incentives to management to increase stockholder value over the medium and long-term, payouts on cash performance awards, if earned, occur three years later based on achieving certain performance goals for the three-year period; restricted stock vests up to five years after grant; and stock options generally have 10-year terms and are not exercisable until three years after their grant. With respect to pensions and other similar benefit programs, the Committee has set a target at the median of comparable companies. All compensation paid to the executive officers for 2001 qualified for deductibility for federal income tax purposes under Section 162(m) of the Code.

      Annual Compensation: The Committee reviews the Company’s performance annually. As indicated above, the compensation programs of the Company are highly leveraged on the basis of performance. In setting compensation, the Company reviews the performance of the Company as compared to the companies in the Total Compensation Management database (the “TCM database”). The Company consistently performs in the top quartile as measured by the TCM database, which currently includes in excess of 40% of the manufacturing companies included in the Fortune 500 listings. Prior to 1999, when the Management Compensation Services Project 777 database (the “Project 777 database”) merged into the TCM database, the Company measured its performance against the Project 777 database and consistently performed in the top quartile. The TCM database includes a substantially larger number of companies than the peer index group referred to in connection with the Stock Performance Graph below. The average rank of a company in the TCM database, which determines that company’s overall standing, is the average of the following nine separate measurements: return on equity for one year and five years; return on capital for one year and five years; return on sales for the current year; return on assets for one year and five years; and total capital return for one and five years. As a result of the 2000 compensation review mentioned above, the Committee determined that as long as the Company continues to perform in the top quartile, salaries and bonuses would be targeted at the 62nd percentile for all company executives. Should the Company’s performance fall below that level, compensation targets will be adjusted downward. Annual bonuses vary with annual performance based upon earnings growth, return on investment and achievement of special Company goals as well as the Committee’s judgment of overall performance.

      In 1998, the Company adopted the Incentive Plan which is administered by the Committee. The Committee has discretion to select executive officers to participate in the Incentive Plan in any given year. Executive officers selected to participate in the Incentive Plan would normally receive their annual bonuses, if any, for that year under the terms of the Incentive Plan instead of the Company’s traditional bonus program. In 2001, Messrs. Reece, Burns, and Yochum participated in the Incentive Plan.

      Long-Term Compensation: Dover’s management, the Committee and the Board of Directors believe that tangible (cash) and intangible (stock) incentives should be provided to key management at each of the three levels within the Company (i.e. corporate, independent subsidiary and operating levels) over periods of time longer than one fiscal year, typically three years. Given the different levels and opportunities to impact Dover’s long-term growth, and hence benefit Dover’s stockholders, Dover has a long-term compensation program, the Performance Plan, which includes both stock-based awards and cash incentive awards, and operates substantially as described below.

      Only officers and executives who are in a position to affect materially the profitability and growth of the Company are eligible for stock options, restricted stock or cash incentive awards under the Performance Plan. Long-term awards under the Performance Plan are basically a “mix” of stock based and cash incentives, with operating management receiving a significant percentage of their respective gain opportunity in the form of cash incentive awards, and the executive officers receiving a substantial portion of their opportunity in the form of stock based awards, usually stock options. Under the Performance Plan, the maximum award is calculated based on an individual’s base salary, which amount is then multiplied by pre-established factors to determine both the allocation of the award between cash and options and the value of the two. Once the value of the stock option grant is determined, the value is converted into a number of shares based on the fair market value of the Company’s stock on the date of grant. The payout of cash incentive awards is conditional upon achievement of certain performance criteria over the three-year period commencing with the year of the award. For a discussion of the performance criteria with respect to cash incentive awards, see the Long-Term Incentive Plan Awards for Calendar Year 2002 table on page 9. The multiples for each award are set by the Committee. For the officers identified in the Summary Compensation Table above, in 2001 the cash incentive awards made were based on multiples ranging from .19 to .47, and the number of shares granted was based on multiples ranging from 1.88 to 3.01. The comparable multiples for the 2002 cash awards and share grants are .41 to .81 and 3.24 to 6.49, respectively. In all cases, these multiples were initially determined by the independent compensation consultant retained in 2000, and confirmed by the Compensation Committee. The multiples in 2002 reflect the 2000 compensation review, which suggested increases based on a competitive analysis, and a shift in long term reward opportunity from cash to stock as adjusted in 2002 to use only base salary. It is anticipated that these multiples will be used until the next full compensation review is conducted. In February 2002, there were additional option shares granted as described in footnote (4) to the Summary Compensation Table. Cash incentive awards are made annually for the three-year performance period commencing in that year and prior awards are not considered by the Committee when current awards are made. Likewise, the number of shares that may be granted to each participant is not limited (except that the Plan itself limits the maximum option grant to an individual in any given year to 600,000 shares) and prior grants are not considered by the Committee when current grants are awarded, although a schedule of outstanding stock options for executive officers is reviewed by the Committee. In 2001, the number of optionees granted shares under the Plan was 4.3% of the total number of Dover employees. The annual number of shares granted has averaged less than  1/2 of 1% of shares outstanding over the past five years and was also less than  1/2 of 1% in 2001. In 2002, that percentage increased to 1.06%. Dover expects that, except in cases of unusual need, shares acquired through options will be held by participants (or the participant’s family members) for the duration of their employment with the Company.

B. Chief Executive Officer Compensation

      The Compensation Committee awarded Mr. Thomas L. Reece, Chief Executive Officer, a bonus of $472,000 for 2001, which was equal to 50.1% of his 2001 salary of $941,250. During the latter half of 2001, Mr. Reece voluntarily reduced his base salary down to the level it had been in 1999. Effective January 1, 2002, his salary has been re-established at $1,000,000. In addition, Mr. Reece was granted 195,101 option shares and a cash performance award of $414,000 under the Performance Plan. The annual bonus amount was determined based upon: (a) outside independent compensation survey data, which places the compensation of Mr. Reece near the high end of the median range of the comparative group for companies of Dover’s size; (b) the sales and earnings achieved in 2001; (c) the general business environment during 2001; and (d) a subjective judgment factor which is the prerogative of the Committee. The first three factors were given the greatest weight by the Committee.

Compensation Committee:	Richard K. Lochridge (Chairman) Jean-Pierre M. Ergas Kristiane C. Graham

Audit Committee Report

      The Audit Committee of the Company’s Board of Directors consists of non-employee directors that are independent as defined in Section 303.01 of the New York Stock Exchange Listing Standards with the exception of Mr. Gary L. Roubos who was appointed to the Audit Committee pursuant to the “override” provision of Section 303.02(D) of the New York Stock Exchange Listing Standards. Mr. Roubos was an employee of the Company until April 30, 1998, the Company’s Chief Executive Officer until May 1994 and the Chairman of the Board of Directors through May 1999. With respect to Mr. Roubos’ appointment, the Board of Directors has determined in its business judgment that because of Mr. Roubos’ unique in-depth knowledge of the operations of the Company, his membership on the Audit Committee is necessary for the best interests of the Company and its stockholders. The Board of Directors adopted a written Audit Committee Charter on May 4, 2000, a copy of which was included as Appendix A to the proxy statement dated March 14, 2001.

      The Audit Committee is responsible for the duties set forth in its charter but is not responsible for either the preparation of the financial statements or the auditing of the financial statements. The Company’s management has the responsibility for preparing the financial statements and implementing internal controls, and the Company’s independent accountants have the responsibility for auditing the financial statements and monitoring the effectiveness of the internal controls. The review of the financial statements by the Audit Committee is not the equivalent of an audit.

      In fulfilling its oversight responsibilities regarding the audit process, the Audit Committee: (1) reviewed and discussed the fiscal year 2001 audited financial statements and any critical accounting policies with the management of the Company; (2) discussed with the independent auditors, PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 61; and (3) reviewed the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and discussed with the independent auditors any relationships or non-auditing services, including those described under “Relationship with Independent Accountants”, that may impact their objectivity and independence.

      Consistent with its charter and SEC guidance, the Audit Committee has delegated to the Chairman of the Committee the responsibility of reviewing the quarterly financial information prior to public dissemination. The Chairman fulfilled these responsibilities for each of the quarterly financial disclosures in 2001.

      Based upon the review and discussions referred to above, the Audit Committee recommended that the audited financial statements for the year ended December 31, 2001 be included in the Company’s Annual Report on Form 10-K.

Audit Committee:	James L. Koley (Chairman) David H. Benson Roderick J. Fleming Gary L. Roubos Michael B. Stubbs

Relationship with Independent Accountants

      The independent certified public accounting firm of PricewaterhouseCoopers LLP is the independent public accountant selected in August 2001 to audit the annual accounts of Dover and its subsidiaries for 2001. This firm also audited the financial statements for 1999 and 2000. Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Meeting.

A. Audit Fees

      The aggregate fees paid to PricewaterhouseCoopers LLP for the Company’s consolidated auditing services during the year ended December 31, 2001, was $1,690,000.

B. Financial Information Systems Design and Implementation Fees

      During the year ended December 31, 2001, PricewaterhouseCoopers LLP billed no fees for professional services rendered to the Company and its subsidiaries for financial information system design and implementation.

C. All Other Fees

      The aggregate fees paid to PricewaterhouseCoopers LLP for services rendered to the Company and its subsidiaries during the year ended December 31, 2001, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees”, were $4,424,000, consisting of (i) $2,302,000 for domestic and international tax planning consultation; (ii) $1,491,000 for additional auditing services performed at the Company’s operating subsidiaries and (iii) $631,000 for foreign statutory audits.

STOCK PERFORMANCE GRAPH

Comparison Of Five Year Cumulative Total Return*

Dover Corporation, S&P 500 Index & Peer Group Index

Total Stockholder Returns

Data Source: Media General Financial Services

     This graph assumes $100 invested on December 31, 1996 in Dover Corporation common stock, the S&P 500 index and a peer group index. The peer index consists of the following public companies selected by the Company based on its assessment of businesses with similar industrial characteristics: Actuant Corp., Ametek Inc., Carlisle Cos. Inc., Cooper Industries Inc., Crane Co., Danaher Corp., Eaton Corp., Emerson Electric Co., Federal Signal Corp., Honeywell International, Inc., Hubbell Inc. CL B, Illinois Tool Works, Ingersoll-Rand Co., ITT Industries Inc., Minnesota Mining & Mfg., Parker-Hannifin Corp., Pentair Inc., Perkinelmer Inc., Tecumseh Products Co., TRW Inc., Tyco International Inc. and United Technologies Corp.

      * Total return assumes reinvestment of dividends.

MISCELLANEOUS

Other Matters

      Management does not know of any other business to be taken up at the Meeting. If, however, any other business properly comes before the Meeting or any adjournments thereof, the persons named as proxies will vote the shares covered by a proxy in accordance with their best judgment on such matters.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s directors and officers file reports of ownership and changes of ownership of the Company’s common stock with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on copies of such reports provided to the Company, the Company believes that all directors and officers filed on a timely basis all such reports required of them with respect to stock ownership and changes in ownership during 2001, except that Mr. Robert Tyre was late reporting a sale of his spouse’s holding in December 2000.

Stockholder Proposals for 2003 Annual Meeting

      In order for stockholder proposals to be included in Dover’s proxy statement for the 2003 Annual Meeting, they must be received by Dover at its principal executive offices, 280 Park Avenue, New York, NY 10017 by November 13, 2002. All other stockholder proposals, including nominations for directors, must be received by Dover not less than 60 days or more than 90 days prior to the Meeting, which is tentatively scheduled for April 22, 2003.

Dated: March 15, 2002

By authority of the Board of Directors,

ROBERT G. KUHBACH
Secretary

PROXY	PROXY

DOVER CORPORATION

     PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, APRIL 23, 2002.

     The undersigned hereby appoints Thomas L. Reece, David S. Smith and Robert G. Kuhbach, or any of them, as the undersigned’s proxy or proxies, with full power of substitution, to vote all shares of Common Stock of Dover Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in Wilmington, Delaware, on April 23, 2002 at 10:00 A.M., local time, and any adjournments thereof, as fully as the undersigned could if personally present, upon the proposals set forth on the reverse side hereof, revoking any proxy or proxies heretofore given. For participants in the Company’s Retirement Savings Plan, this proxy will govern the voting of stock held for the account of the undersigned in the Plan.

IMPORTANT—You have the option of voting your shares by returning the enclosed proxy card or by using a toll-free telephone number. On the reverse side of this proxy card are instructions on how to vote by telephone. If you vote by telephone, your vote will be recorded as if you mailed in your proxy card. If you vote by returning this proxy card, you must sign and date this proxy on the reverse side.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE.

PROXY                      DOVER CORPORATION                      PROXY

2002 ANNUAL MEETING

1. Election of Directors—	For	Withhold	For All (Except Nominee(s) written below)

	All	All	_______________________
Nominees: (01) D. H. Benson,
(02) J-P. M. Ergas, (03) K. C. Graham,
(04)) J. L. Koley, (05) R. K. Lochridge,
(06) B. G. Rethore, (07) T. L. Reece,
(08) G. L. Roubos, and (09) M. B. Stubbs.

2. To transact such other business as may			For Against Abstain
properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

Please Sign Here and Return Promptly

Signature (s)______________________	Dated:____________, 2002

___________________

Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

FOLD AND DETACH HERE
VOTE BY TELEPHONE OR MAIL

CALL* * TOLL FREE * * ON A TOUCH TONE TELEPHONE

24 Hours a Day, 7 Days a Week

Telephone voting is available through 4PM Eastern Time the
business day prior to annual meeting day.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone		Mail
1-800-435-6710
Use any touch-tone telephone		Mark, sign and date your
to vote your proxy. Have your		proxy card and return it in
proxy card in hand when you	OR	the enclosed postage-paid
call. You will be prompted to		envelope.
enter your control number,
located in the box below, and
then follow the directions given

If you vote your proxy by telephone, you do NOT need to mail back your proxy card.

Control Number
______________